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                     January 20, 2022

       John T. Greene
       Executive Vice President, Chief Financial Officer
       Discover Financial Services
       2500 Lake Cook Road
       Riverwoods, Illinois 60015

                                                        Re: Discover Financial
Services
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 17,
2021
                                                            File No. 001-33378

       Dear Mr. Greene:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance